News Merrill Lynch & Co., Inc.

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Release date: August 7, 2008

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MERRILL LYNCH TO BUY AUCTION RATE SECURITIES
POSITIONS FROM ITS RETAIL CLIENTS
     NEW YORK, August 7, 2008 — Merrill Lynch (NYSE: MER) today announced that effective January 15, 2009, and through January 15, 2010, it will offer to buy at par auction rate securities sold by it to its retail clients.
     “Our clients have been caught in an unprecedented liquidity crisis,” said John A. Thain, chairman and chief executive officer. “We are solving it by giving them the option of selling their positions to us.”
     “We have made tremendous strides in working with issuers during the last five months; over 40 percent of our clients’ auction rate holdings have been liquidated,” said Robert J. McCann, president of Global Wealth Management. “But we are not satisfied with this pace, even though the marketplace continues to move forward and we expect issuer redemptions to accelerate with time. With this offer, we continue to put the interests of our clients first.”
     Merrill Lynch acknowledges the important role being played by the Securities and Exchange Commission; the New York state attorney general, Andrew M. Cuomo; the Massachusetts Securities Division and the North American Securities Administrators Association on these issues. Merrill Lynch also will continue to work closely with and encourage auction rate securities issuers in their restructuring efforts to resolve the outstanding liquidity issues for all of Merrill Lynch’s retail and institutional clients.
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     Merrill Lynch’s action creates liquidity for more than 30,000 clients who hold municipal, closed-end funds and student loan auction rate securities. Merrill Lynch retail clients currently hold an estimated $12 billion in auction rate securities, which Merrill Lynch expects to be reduced to under $10 billion by January 2009 as a result of announced and anticipated issuer redemptions. In addition to its offer to buy auction rate securities, Merrill Lynch will continue to actively provide clients with attractive loan arrangements to give them needed liquidity.
     Under the plan announced today, retail clients of Merrill Lynch would have a year, beginning on January 15, 2009, and ending January 15, 2010, in which to sell Merrill Lynch their auction rate securities, if they so wish. Retail clients include individuals, charitable institutions and many family-owned and small businesses. Auction rate securities that are the subject of pending issuer redemptions or successful auctions will not be eligible for purchase by Merrill Lynch.
     The auction rate securities that are owned by Merrill Lynch’s clients are predominantly rated AAA and are not credit-impaired. Merrill Lynch does not expect its purchase of auction rate securities in 2009 through 2010 to have a materially adverse impact on its capital ratios, liquidity, or consolidated financial performance.
     Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 40 countries and territories and total client assets of approximately $1.6 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1.4 trillion in assets under management at June 30, 2008. For more information on Merrill Lynch, please visit www.ml.com .
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